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                                                                   EXHIBIT 10.27


                              VARI-L COMPANY, INC.
                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS AGREEMENT, effective May 7, 2001, is made and entered into by and between VARI-L COMPANY, INC. (the "Company") and CHARLES R. BLAND ("Employee").

         WHEREAS, the Company and Employee wish to enter into this Agreement to set forth the terms and conditions of employment; and

         WHEREAS, the Compensation Committee of the Board of Directors, comprised solely of disinterested directors, has determined to provide Employee with this employment agreement, including the severance package and other benefits provided hereby.

         NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

         I. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

         II. TERM. Subject to the provisions for termination as hereinafter provided, the term of this Agreement is for a period commencing May 1, 2001, and expiring May 1, 2003 (the "Initial Term"). On May 1 of each year, beginning in 2003, the term of this Agreement shall be automatically extended for an additional year without any further action on the part of the Company or Employee unless the Company or Employee gives written notice more than sixty
(60) days before April 30 of any such year of its or his intention not to extend the term of this Agreement.

         III. DUTIES. Employee is engaged as President and Chief Executive Officer of the Company, to have complete responsibility for and authority over the management of the operations of the Company, including, but not limited to, overall management of the Company's Sales, Marketing, Research, Development and Engineering, Finance, Administration, Manufacturing, Operations, Human Resources and Quality Assurance departments or functions and supervision of the Vice Presidents or other officers or managers assigned to those departments, areas or functions, and to have full authority and responsibility, subject only to the general direction and control of the Board of Directors, for administering those operations of the Company in all respects. His power shall include authority to hire and fire personnel of the Company and to retain consultants when he deems necessary to implement the Company's policies. If Employee is elected or appointed a director of the Company during the term of this Agreement, Employee shall serve in such capacity or capacities without further compensation; but nothing herein shall be construed as requiring the Company, or anyone else, to cause the election or appointment of Employee as a director.

         IV. EXTENT OF SERVICES. Employee shall faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to this Agreement. Nothing herein shall be construed as preventing Employee from (a) investing his assets in such form or manner as will not require any services on the part of


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Employee in the operations or the affairs of the companies in which such investments are made or (b) serving as a director, advisor, or consultant; provided, however, that such investments or services may not be in connection with a business which is in competition with the Company (excluding (i) indirect investments through mutual funds or other broad based investment vehicles, (ii) investments in debt instruments, and (iii) investments in less than 5% of the stock of any publicly held business).

         V. COMPENSATION AND EMPLOYEE BENEFITS.

                  A. Annual Base Salary. For all services rendered by Employee under this Agreement, the Company shall pay Employee an annual base salary of at least $235,000, payable in equal bi-weekly installments. Any increases to the amount of such base salary shall be determined at the beginning of each fiscal year by the Compensation Committee of the Company's Board of Directors in its sole discretion on the basis of merit and the Company's financial success and progress but in no event shall such base salary be less than the annual base salary indicated in this paragraph.

                  B. Stock Options. No later than thirty (30) days after Employee begins employment with the Company, the Compensation Committee of the Board of Directors of the Company shall grant Employee an option to purchase up to 85,000 shares of the Company's common stock pursuant to the Company's Tandem Stock Option and Stock Appreciation Rights Plan, as amended, at an exercise price equal to the fair market value of the Company's common stock as determined by the closing price of the Company's common stock as of the date of grant. Such options shall vest 25% per year beginning one year from the date of grant. Employee shall be eligible for future stock option grants at the same time and based on the same criteria as other executive officers of the Company.

                  C. Bonus Compensation. Employee may receive bonuses, including but not limited to a performance-based bonus payable in cash as determined at the beginning of each fiscal year of the Company by the Compensation Committee of the Board of Directors in its sole discretion. One half of any such bonus award shall be based on the Company's overall financial and operational success and progress in the prior fiscal year and the other half shall be based on the extent to which Employee has achieved certain personal milestones as set by the Compensation Committee. It is anticipated that, if Employee is judged to have been wholly successful under the foregoing criteria, his annual bonus would be equal to approximately forty percent (40%) of his annual base salary for the preceding year.

                  D. Vacation. Employee shall be entitled to accrue four (4) weeks of paid vacation for each year of service provided. Any accrued but unused vacation time shall be paid to Employee at or before the termination of his employment, in accordance with Company policy, in addition to any amounts due and payable to Employee under Section VIII hereof. Employee shall be required to take at least two (2) weeks vacation per year, including in at least one case a vacation lasting no less than five (5) consecutive business days.

                  E. Employee Benefits. Employee shall be entitled to receive all of the rights, benefits, and privileges of an employee and an executive officer under any retirement,



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pension, profit-sharing, insurance, health and hospital, and other employee benefit plans of general application which may be now in effect or hereafter adopted by the Company.

                  F. Working Facilities. Employee shall be furnished with a private office, stenographic help, and such other facilities and services suitable to Employee's position and adequate for the performance of the duties required by this Agreement.

                  G. Expenses. Subject to limits which may be imposed by the Board of Directors, including any committee thereof, Employee is authorized to incur reasonable expenses in connection with his responsibilities in conducting the business of the Company, including expenses for entertainment, travel, and similar items. The Company will reimburse Employee for all such expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditures, including receipts or other adequate documentation, or Employee may pay such expenses with a Company credit card, if a Company credit card is issued to Employee, and Employee shall appropriately document the business purpose of such expenditures. Employee's expenses must be submitted to and approved by the Audit Committee or another officer or employee designated by the Audit Committee to review and approve such expenses.

                  H. Automobile. Employer will pay Employee an automobile allowance for the expense of leasing or financing an automobile, as well as for insurance, maintenance, fuel and repairs associated with such automobile. Any automobile for which Employee accepts this allowance must be suitable for Employee's use in performing services for the Company. The automobile allowance shall be payable in equal bi-weekly installments and shall in no event exceed $10,000.00 per year. If and to the extent that the automobile is not considered by the Company to have been used for business purposes, based upon documentation submitted to the Company at the Company's request, the Company will include the value of the non-business use of the automobile and other reimbursements made in connection therewith on Employee's Form W-2 or 1099 as income for each year such personal benefit is received.

         VI. PROPRIETARY INTERESTS OF COMPANY.

                  Employee and the Company recognize that the Company is in a highly competitive business in a highly technical industry. The parties acknowledge that the success or failure of the Company depends largely on the development and use of certain proprietary and confidential information and trade secrets, including without limitation, information concerning any of the Company's patented components, research and development projects and in patent process components, and personal relationships with present and potential customers, suppliers, contractors, and governmental agencies as well as technology, procedures, systems, and techniques relating to the products developed or distributed by the Company (hereinafter collectively referred to as "Confidential Information"). Confidential Information is a substantial asset of the Company. Confidential Information will be disclosed to Employee in the normal course of operation. Employee acknowledges that Confidential Information is extremely valuable to the Company and must be protected from unauthorized use by the Company's competitors or other persons. Therefore, Employee agrees not to disclose or use, whether for the benefit of Employee or any other person or entity, at any time during or after his employment,


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any Confidential Information to any person or entity other than the Company or persons authorized by the Company to receive such Confidential Information.

                  Employee recognizes that, during the term of his employment with the Company, he may develop new products, technology, processes, devices, inventions, or methods of production, including but not limited to computer hardware, software or "firmware," and may enhance, improve or perfect existing products, technology, processes, devices, inventions or methods of production (hereinafter collectively referred to as "Inventions"). As partial consideration for the salary and other benefits provided by the Company to the Employee, Employee hereby agrees that his entire work product while in the employ of the Company, including any Inventions, is the exclusive property of the Company. Employee also agrees to cooperate fully with the Company and to do whatever acts are reasonably necessary in order to obtain United States or foreign letters patent or copyrights, or both, and to vest the entire right and title thereto in the Company. Employee further agrees that the Company shall have the royalty-free right to use in its business, and to make, use, and sell such Inventions whether or not patentable, regardless of whether they are conceived or made by the Employee during the hours which he is employed by the Company or with the use of or assistance of the Company's facilities, materials or personnel.

                  Except as required in his duties to the Company, Employee will not, directly or indirectly, use, disseminate, disclose, lecture upon, or publish articles concerning any Confidential Information without the prior written consent of the Company.

                  Upon termination of his employment with the Company, all documents, records, notebooks, and similar repositories of or containing Confidential Information, including copies thereof, then in Employee's possession, whether prepared by Employee or others, will be left with the Company, and no copies thereof will be retained by the Employee.

                  It is agreed that any breach of this section of the Agreement will cause immediate irreparable harm to the Company and monetary damages would be difficult if not impossible to ascertain. Therefore, the parties agree that upon any breach of any covenant in this section that the Company may obtain from the district court for the City and County of Denver, Colorado, or any other court of competent jurisdiction, an appropriate restraining order, preliminary injunction or other form of equitable relief with respect thereto. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach, including the recovery of damages, costs, and attorney fees.

         VII. NONCOMPETE AND NONSOLICITATION. During the term of this Agreement and for a period of the greater of (a) one year after termination or expiration of this Agreement or (b) the period during which a Severance Amount, as hereinafter defined, consulting arrangement or retirement benefit is being paid to Employee by the Company (the "Noncompete Period"), the Employee will not, directly or indirectly, own, manage, operate, control, provide services to, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which is similar to the type of business conducted by the Company and which conducts such business or sells its products within and to the same market as the Company's market at the time of Employee's activity or, after the termination of this




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Agreement, at the time of such termination. Employee certifies that his employment with the Company will not breach a previous employment agreement. Employee agrees not to engage in the unauthorized use of the proprietary assets of others during the term of his employment by the Company. Employee agrees not to enter into any other employment agreement, oral or written, which will run concurrently, in whole or in part, with Employee's employment by the Company. Employee agrees not to solicit any other Company employee during the Noncompete Period to leave the employ of the Company or to provide services to another person or business in lieu of providing services to the Company, including but not limited to services to a competitor of the Company, except when such other employee's departure is determined by management of the Company to be in the Company's best interests.

                  It is agreed that any breach of this section of the Agreement will cause immediate irreparable harm to the Company and that monetary damages for such breach would be difficult if not impossible to ascertain. Therefore, the parties agree that upon any breach of the covenants of this section the Company may obtain from the district court for the City and County of Denver, Colorado, or any other court of competent jurisdiction, an appropriate restraining order, preliminary injunction or other form of equitable relief with respect thereto. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach, including the recovery of damages, costs, and attorney fees.

                  The foregoing agreement not to compete shall not be held invalid because of the scope of the territory or the actions restricted thereby; but any judgment by a court of competent jurisdiction may define the maximum territory and actions subject to, and restricted by, this paragraph.

                  Notwithstanding the foregoing, in the event of a Change of Control, as hereinafter defined, not recommended by a majority of the Board of Directors of the Company as constituted prior to the date of such Change of Control, this noncompete agreement shall terminate upon the date of such Change of Control.

         VIII. TERMINATION OF EMPLOYMENT.

                  A. TERMINATION BY MUTUAL AGREEMENT. The Company and Employee may agree to terminate this Agreement on terms and conditions mutually acceptable to them as of the date of termination.

                  B. DEATH. In the event of Employee's death, the Company shall pay to any beneficiary designated by Employee or, if no such beneficiary has been designated, to his estate, an amount equal to the then annual base salary for the greater of (a) one (1) year or (b) the remaining term of this Agreement without additional extensions, together with any bonuses which the Company's Board of Directors shall determine in its sole discretion to be due and payable to Employee. If Employee's beneficiary or estate receives any proceeds from any life insurance policies the premiums of which were being paid for by the Company at the time of Employee's death other than the Group Life Insurance referred to in Section IX.A hereof, then the payments of annual base salary and bonuses shall be reduced by the amount of such proceeds from such life insurance policies.



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                  C. DISABILITY. If Employee becomes Disabled during the term of employment or during the Consulting Period, the Company, at its option, may thereafter, upon written notice to Employee or Employee's personal representative, terminate the employment or Consulting Agreement. Employee shall thereafter be eligible to receive disability benefits under the Company's standard employee disability insurance policy like any other employee.

                  D. VOLUNTARY OR INVOLUNTARY TERMINATION. Upon a Voluntary or Involuntary Termination as defined herein, Employee shall continue to render his services to the Company, if and to the extent required by the Company, up to the date of such Voluntary or Involuntary Termination as referenced in the written notice of termination submitted to Employee by the Company, or vice versa, and shall be paid (i) the unpaid amount of the then applicable annual base salary up to the date of such Voluntary or Involuntary Termination, (ii) any bonuses which the Company's Board of Directors may determine, in its sole discretion, to be due and payable to Employee, and (iii) the Severance Amount, if any, as defined herein. In the event of a Voluntary Termination, as a condition to Employee's receipt of the foregoing payments to Employee, during the time between the submission of a notice of termination by Employee and the effective date of termination set forth in such notice, Employee shall continue to diligently provide the Company with such services as the Company may request, if any. In the event of an Involuntary Termination, all unvested stock options and stock appreciation rights that have previously been granted to Employee will fully vest and remain exercisable for a period of time equal to the later of three (3) months after such termination. For purposes hereof, termination of employment shall not be deemed to have occurred until the end of the Consulting Period, as defined below, and any periods of time after termination during which Employee was prohibited from selling the shares underlying his options by the Company's Insider Trading Policy shall be excluded from the calculation of the three (3) month post-termination exercise period.

                  E. DEFINITIONS. All the terms defined in this Section shall have the meanings given below throughout this Agreement.

                           1. "CHANGE IN DUTIES, COMPENSATION, OR BENEFITS"
shall mean any one or more of the following:

                                    a. a significant and detrimental change in
the nature or scope of Employee's authority, responsibilities or duties from those currently applicable to him;

                                    b. a reduction in Employee's annual base
salary from that currently provided to him;

                                    c. a diminution in Employee's eligibility to
participate in a bonus, stock option, incentive award or any other compensation plan which provides Employee an opportunity to receive compensation, except for:
(i) changes in the eligibility requirements for plans that are applicable to employees generally; (ii) changes in plans that are applicable to all executives and result in a diminution of Employee's benefits under such plan that is fair and proportional as compared to the diminution of benefits for all executives; and (iii) changes that are required by applicable law;



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                                    d. a material diminution in employee
benefits (including but not limited to medical, dental or life insurance and long-term disability plans) and perquisites currently applicable to Employee, except for: (i) changes in the eligibility requirements for benefits that are applicable to employees generally; (ii) changes in benefits and perquisites that are applicable to all executives and result in a diminution of Employee's benefits that is fair and proportional as compared to the diminution for all executives; and (iii) changes that are required by applicable law;

                                    e. a change in the location of Employee's
principal place of employment by the Company (including its subsidiaries) by more than twenty-five (25) miles from the location where he was principally employed immediately prior to the date on which a Change of Control occurs; or

                                    f. a reasonable determination by a majority
of those persons comprising the Board of Directors of the Company prior to a Change of Control (even if such determination is made after such Change of Control) that, as a result of a Change of Control and a change in circumstances thereafter significantly affecting his position, Employee is unable to exercise the functions or duties attached to his position immediately prior to the date on which a Change of Control occurs.

                           2. "CHANGE OF CONTROL" shall be deemed to have
occurred if:

                                    a. any "person," including a "group" as
determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

                                    b. as a result of, or in connection with,
any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "TRANSACTION"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

                                    c. the Company is merged or consolidated
with another corporation or entity and, as a result of the merger or consolidation, less than 80% of the outstanding voting securities of the surviving corporation or entity is then owned in the aggregate by the former stockholders of the Company;

                                    d. a tender offer or exchange offer is made
and consummated for the ownership of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities; or

                                    e. the Company transfers all or
substantially all of its assets to another corporation which is not a wholly owned subsidiary of the Company.



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                           3. DISABLED" OR "DISABILITY" shall mean mental or
physical illness or condition rendering Employee incapable of performing any portion of Employee's normal duties with the Company even after the Company's reasonable accommodation of any such disability in accordance with the Americans with Disabilities Act and the Colorado Nondiscrimination statute.

                           4. "INVOLUNTARY TERMINATION" shall mean any
termination except:

                                    a. Voluntary Termination;

                                    b. termination by mutual agreement;

                                    c. termination as a result of death; or

                                    d. Employee's voluntary retirement from
employment or mandatory retirement from employment pursuant to a retirement plan to which Employee was subject prior to any Change of Control ("RETIREMENT").

                           5. "SEVERANCE AMOUNT" is equal to:

                                    a. In the case of an Involuntary Termination
occurring less than six (6) months after a Change of Control, Severance Amount is equal to the greater of (i) the Employee's annual base salary multiplied by the number of years (including fractional amounts) remaining in the term of this Agreement or (ii) the Employee's average annual compensation from the Company over the last five years (or a shorter period, if Employee has not been employed for five years) times the number of years (including fractional amounts) that Employee has been employed by the Company under this Agreement up to a maximum multiple of 2.99. In the case of an Involuntary Termination not following a Change of Control, the Severance Amount is equal to one (1) year's annual base salary. In the event of a Voluntary Termination, no Severance Amount shall be payable until Employee has completed one (1) year of service under this Agreement, in which case the Severance Amount will be equal to one (1) month's salary for every year of service completed under this Agreement, up to a maximum of three (3) months. In the event of termination resulting from Employee's death, the Severance Amount shall be the amounts set forth in Section VIII.B above. In the event of termination resulting from Retirement, the Severance Amount shall equal to one (1) month's salary for every year of service completed under this Agreement up to a maximum of twelve (12) months. If an Involuntary Termination follows a finding by the Board of Directors or a committee of disinterested members of the Board that Employee engaged in wilful misconduct in the performance of his duties, including but not limited to an intentional act of fraud, embezzlement, self-dealing or misappropriation of Company property, then the Severance Amount will be reduced to six (6) months' annual base salary minus the Company's out of pocket loss, including attorneys fees and other costs, resulting from such wilful misconduct. The Severance Amount shall be payable on the Company's regular bi-weekly payroll dates over the same period of time used to calculate the amount payable hereunder following such Involuntary Termination, provided, however, that for an Involuntary Termination following within six (6) months of a Change of Control, then the



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Severance Amount shall be payable in a lump sum no later than ten (10) days following the date of termination.

                                    b. In the case of a Voluntary Termination or
an Involuntary Termination resulting from Employee's resignation following a Change in Duties, Compensation or Benefits, Employee must give the Company proper notice of such Termination in order to receive the Severance Amount. For purposes hereof, proper notice is defined as written notice received by the Company not less than thirty (30) days prior to the date of termination of employment.

                                    c. In the case of an Involuntary Termination
by the Company, the Company must give Employee not less than thirty (30) days prior written notice of such termination.

                                    d. Notwithstanding any other provision of
this Agreement, in the event that the Employee is found to have violated the non-compete provisions of Section VII of this Agreement by a court of competent jurisdiction ("BREACH"), all Severance Amounts due and owing under this Agreement shall be terminated upon the effective date of the Breach and the Employee shall reimburse the Company for any portion of the Severance Amount previously paid to Employee.

                           6. "VOLUNTARY TERMINATION" shall mean any termination
which results from a resignation by the Employee other than a resignation following a Change in Duties, Compensation, or Benefits as defined herein.

                           7. "VOTING SECURITIES" shall mean any securities
which ordinarily possess the power to vote in the election of directors without the occurrence of any pre-condition or contingency other than the passage of time.

                  F. Section 280G Payment. In the event that the Severance Amount payments under this Agreement are determined by an independent accounting firm retained by Employee (but paid for by the Company) to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the "CODE") and any regulations thereunder, the Company agrees to increase the Severance Amount by the amount necessary to put the Employee in the position he would be in if Code Sections 280G and 4999 or any successor provisions to the Code which are designed to limit or restrict such "excess parachute payments" did not exist.

                  G. Medical and Dental Benefits. If Employee's employment by the Company or any subsidiary or successor of the Company is terminated because of Death, Disability, or Involuntary Termination, then to the extent that Employee or any of Employee's dependents may be covered under the terms of any medical and dental plans of the Company (or any subsidiary) immediately prior to the termination, the Company will provide Employee and those dependents with the same or equivalent coverages until three (3) months after any such termination of employment. The Company may, at its election, procure such coverages apart from, and outside of the terms of, the plans applicable to other employees. The Company's obligation to provide



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such coverages will be limited by the requirement that Employee and Employee's dependents comply with all of the conditions of the medical or dental plans applicable to employees generally and the Company is under no obligation to obtain special coverages for Employee which would not be covered by the plans applicable to employees generally. In consideration for these benefits, Employee must make contributions equal to those required from time to time from other employees for equivalent coverages under the medical or dental plans. If and to the extent that Employee is eligible to participate in a medical, dental or other health insurance plan of another employer after the termination of his employment by the Company, then the benefit provided by this section shall be eliminated or commensurately diminished. apart from, and outside of the terms of, the plans applicable to other employees.

         IX. LIFE INSURANCE.

                  A. Group Life Insurance. The Company shall provide Employee with personal life insurance under the Company's group life insurance policy as in effect from time to time which shall be payable to a beneficiary designated by Employee in addition to, and not as a substitute for, any Severance Amount payable under Section VIII.B. above. Employee acknowledges that, while the Company currently maintains group life insurance which provides for a death benefit equal to three (3) times an officer's annual base salary at the time of death as well as an accidental death and dismemberment policy (the "AD&D POLICY") which also provides for an additional benefit in the same amount as the group life insurance if the cause of death is covered by the AD&D Policy, such coverages may be altered or amended in the future on a Company-wide basis, provided, however, that under no circumstances will such coverages be reduced unless other officers of comparable rank within the Company are correspondingly reduced.

                  B. Key Man Life Insurance. Employee hereby consents to the purchase by the Company, at the Company's option, of one or more "key man" life insurance policies on Employee's life naming the Company or its designee as beneficiary (the "KEY MAN POLICIES"); provided, however, that the Company shall not be required to obtain such insurance. Employee agrees that he shall take any reasonable actions which may be requested by the Company, and otherwise fully cooperate with the Company, in its efforts to purchase and maintain the Key Man Policies. The Key Man Policies will be owned by the Company and the proceeds made payable to the Company or its designee. If purchased by the Company, the Key Man Policies shall be for the purpose of providing funds necessary to obtain a replacement for Employee and for any other reasonable business purpose as may be determined by the Company in amounts sufficient to accomplish their intended purposes.

         X. DEFERRED PAYMENTS. In the event that the Company is prohibited from deducting any payment made to Employee as a compensation expense as a result of Code ss. 162(m) or any other provision of the Code and such payment would be deductible by the Company if made in a future tax year, then the Company may defer making the non-deductible portion of that payment until the first day of the tax year in which any portion of that payment becomes deductible, at which time the Company shall pay so much of the deferred payment as is deductible. In the event that any payment obligation of the Company is deferred as a result of this Article X, the


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Company shall pay interest to the Employee on the deferred portion of the payment at a rate of ten percent (10%) per annum.

         XI. DIRECTORS AND OFFICERS INSURANCE. The Company shall procure directors and officers liability insurance coverage on all directors and officers in such an amount as the Company deems reasonable and necessary under the circumstances but in no event less than $7.5 million of aggregate coverage.

         XII. POST-TERMINATION CONSULTING. In the event of Employee's Involuntary or Voluntary Termination, Employee agrees to provide services to the Company as a consultant for a period of ninety (90) days following the termination of his employment (the "CONSULTING PERIOD"), in exchange for cash compensation at the rate of $100 per hour. While the Consulting Period will only begin after termination of employment under this Agreement, Employee shall nevertheless continue to be an "employee" of the Company during the Consulting Period for purposes of the Company's Tandem Stock Option and Stock Appreciation Rights Plan and Stock Bonus Plan, although the scope of Employee's services and responsibilities shall be diminished in such manner and amounts as may be agreed upon by the Company and Employee. Employee shall have the right to decline to provide any consulting services after an Involuntary Termination or Voluntary Termination but such refusal will result in the forfeiture of Employee's right to the Severance Amount hereunder. If Employee does elect to provide consulting services, Employee shall be obligated to provide no more than ten (10) hours of consulting services per week during the Consulting Period, if and to the extent requested by the Company. Employee may determine to cease providing such services to the Company at any time but such a determination, to the extent it is made prior to the completion of the full ninety (90) day Consulting Period, shall proportionately reduce Employee's entitlement to the Severance Amount payable hereunder.

         XIII. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Employee's residence in the case of Employee or to its principal office in the case of the Company.

         XIV. WAIVER. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.

         XV. SEVERABILITY/MODIFICATION. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect.

         XVI. ASSIGNMENT. Except for a transfer by will or by the laws of descent or distribution, Employee's right to receive payments or benefits under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise. In the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. Employee



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




acknowledges that the services to be rendered under this Agreement are unique and personal. Accordingly, Employee may not assign such duties or obligations under this Agreement.

         XVII. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (i) the person or entity acquiring the assets or a substantial portion of the assets shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement or (ii) the Company shall provide, through the establishment of a separate reserve or otherwise, for the payment in full of all amounts which are or may reasonably be expected to become payable to Employee under this Agreement.

         XVIII. ENTIRE AGREEMENT. This instrument contains the entire agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other such agreements between the parties, provided, however, that nothing in this Agreement shall prevent the Company from granting additional or special compensation or benefits to Employee after the date of execution of this Agreement. This Agreement may not be amended except by an agreement in writing signed by both parties.

         XIX. GOVERNING LAW AND JURISDICTION. This Agreement shall be interpreted, construed, and enforced under the laws of the State of Colorado. The courts of the State of Colorado shall have sole jurisdiction and venue over all controversies which may arise with respect to this Agreement.

         XX. TIME. In comparing any period of time prescribed or allowed by this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Sunday or legal holiday, in which event the period runs until the end of the next day which is not a Sunday or legal holiday. For purposes of this paragraph a legal holiday shall mean any day which banks are required to be closed in the State of Colorado. For purposes of calculating the duration of the covenant not to compete the time period of such covenant shall be extended by one day for each day that Employee competes with Company in violation of such covenant.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year indicated above.

                                            THE COMPANY:

                                            VARI-L COMPANY, INC.



                                            By: /s/ G. Peter Pappas
                                               -------------------------------
                                                G. Peter Pappas, President and
                                                Chief Executive Officer


                                            EMPLOYEE:



                                            /s/ Charles R. Bland
                                            ----------------------------------
                                            Charles R. Bland



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